Exhibit 99.1

Contact: John Hawkins	Joseph M. Squeri
Vice President,	Senior Vice President,
Corporate Communications	Development, and Chief Financial Officer
Tel: (301) 592-5075	Tel: (301) 592-5006
john_hawkins@choicehotels.com

For Immediate Release

CHOICE HOTELS REPORTS FIRST QUARTER DILUTED EARNINGS PER

SHARE OF $0.30; DILUTED EPS GAIN OF 15%

Company Also Reports Year Over Year Domestic Royalty Revenue Growth of 12%; Initial

and Relicensing Fees Up 31%

SILVER SPRING, Md. (April 21, 2004)—Choice Hotels International, Inc. (NYSE:CHH) today reported first quarter 2004 diluted earnings per share (EPS) of $0.30, an increase of 15% compared to first quarter 2003 diluted earnings per share of $0.26. First quarter 2004 net income was $10.6 million, which increased 9% over net income of $9.7 million reported for the first quarter 2003.

The company also announced that its operating income increased to $18.9 million for first quarter 2004, a 10% gain over the $17.2 million reported at the end of first quarter 2003. Cash flow from operating activities increased to $22.5 million from $15.7 million, an increase of 43%.

“Our business is off to a very strong start for 2004,” said Charles A. Ledsinger, Jr., president and chief executive officer. “We are seeing clear evidence of an improving economy and greater demand in travel, given the 12% growth in domestic royalty revenue and 31% growth in initial and relicensing fees.”

He added, “The momentum from our record franchise development in 2003 has carried over into the first quarter of this year. Demand by hotel developers for our brands remains very strong and there is increased interest in our new construction brands.”

First Quarter Performance

The company reported total revenues of $87.2 million for first quarter 2004, compared to $81.6 million for the same period in 2003, an increase of 7%. Franchising revenues, which include royalty fees, initial and relicensing fees, partner services income and other income, for the first quarter of 2004 were $37.1 million, an increase of 11% from the $33.4 million reported in the same period a year ago. Domestic royalty revenues increased 12% to $28.4 million for first quarter 2004, compared to $25.4 million for the same period a year ago. Initial franchising and relicensing fees increased 31%, from $2.6 million in first quarter 2003 to $3.4 million for the same period this year.

System-wide domestic revenue per available room (RevPAR) was $27.04 in first quarter 2004, compared to $25.78 for the first quarter of 2003, an increase of 5%.

2004 Unit Growth

Choice executed 81 new domestic hotel franchise contracts representing 6,893 rooms in first quarter 2004, compared to 71 new contracts representing 7,607 rooms for the same period a year ago.

The total number of domestic Choice hotels on-line grew by 5% to 3,688 as of March 31, 2004 from 3,516 as of the same period a year ago. Net domestic property additions in the first quarter of 2004 were 52, compared to 34 net domestic property additions in the same period of 2003.

In the first quarter 2004, 27 contracts for new construction hotels, representing 1,910 rooms were executed, compared to 20 contracts, representing 1,444 rooms for the same period a year ago. At the end of first quarter 2004, Choice had 372 hotels under development in its domestic hotel system, representing 28,671 rooms.

As of March 31, 2004, the total number of Choice hotels worldwide grew 4% to 4,854 from 4,678 as of the same date a year ago. This growth represents an increase of 5% in the number of rooms open to 394,238 from 375,859. At the end of first quarter 2004, Choice had 454 hotels under development worldwide, representing 36,392 rooms.

Second Quarter & 2004 Full-Year Estimates

The company’s second quarter 2004 earnings are expected to be in the range of $0.50 to $0.52. Full year 2004 diluted EPS is expected to be between $2.04 and $2.07 assuming the existing share count.

Notable Events

Among the notable company events occurring since the previous earnings report:

•	Since Choice announced its stock repurchase program on June 25, 1998, the company has purchased 30.7 million shares of common stock at an average price of $18.59 per share and a total cost of $570 million, as of April 20, 2004. During the first quarter of this year, the company purchased 0.9 million shares of common stock at a total cost of $39.1 million. The Company has remaining authorization to purchase up to 0.7 million shares. Total shares outstanding as of March 31, 2004, are 34.2 million.

•	On February 10, 2004, Choice’s Board of Directors declared a cash dividend of $0.20 on outstanding shares of common stock payable on April 26, 2004 to holders of record on April 12, 2004.

•	Choice announced the annual shareholder meeting date has been set for Tuesday, May 4, 2004 at 9:00 a.m. Eastern time at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland.

•	Choice’s Board of Directors elected David Goldberg as vice president, Corporate & Brand Strategy and Treasurer. In a related move, Thomas Hall was named vice president, Product Management & Development.

Non-GAAP Financial Measures

Franchising revenues are non-GAAP financial measurements. These financial measurements are presented as supplemental disclosures because they are used by management in reviewing and analyzing the company’s performance. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (GAAP), such as total revenues. The company’s calculation of franchising revenues may be different from the calculation used by other companies and therefore comparability may be limited. The company has included an exhibit accompanying this release which reconcile these measures to the comparable GAAP measurement.

Conference Call

Choice will conduct a conference call on Thursday, April 22, 2004 at 11 a.m. Eastern time to discuss the first quarter 2004 results. The call-in number to listen to the call is 1-800-450-0819. The conference call also will be Webcast simultaneously via the company’s Web site at www.choicehotels.com.

The audio of the call will be archived and available on the company’s Web site and also available for replay until May 22, 2004 by calling 1-800-475-6701. The access code for the replay is: 726066.

Choice Hotels International is the second-largest hotel franchisor in the world with 4,854 hotels open, representing 394,238 rooms, in the United States and 42 other countries and territories. As of March 31, 2004, 372 hotels are under development in the United States, representing 28,671 rooms, and an additional 82 hotels, representing 7,721 rooms, are under development in 17 other countries and territories. Its Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its registration statement on Form S-4 and report on Form 10-K for the year ended December 31, 2003.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com

Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks, service marks and trade names of Choice Hotels International, Inc.

Exhibit 1

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)	Three Months Ended
	March 31, 2004	March 31, 2003
REVENUES:

Royalty fees	$30,709	$27,251
Initial franchise and relicensing fees	3,388	2,607
Partner services	2,267	2,306
Marketing and reservation	49,311	47,353
Hotel operations	813	837
Other	747	1,202

Total revenues	87,235	81,556

OPERATING EXPENSES:

Selling, general and administrative	15,801	13,486
Depreciation and amortization	2,534	2,759
Marketing and reservation	49,311	47,353
Hotel operations	690	726

Total operating expenses	68,336	64,324

Operating income	18,899	17,232

OTHER INCOME AND EXPENSES:
Interest expense	2,548	3,024
Interest and other investment income	(312)	(1,354)
Equity in net income of affiliates	(186)	—

Total other income and expenses	2,050	1,670

Income before income taxes	16,849	15,562
Income taxes	6,255	5,875

Net income	$10,594	$9,687

Weighted average shares outstanding-basic	34,273	36,772

Weighted average shares outstanding-diluted	35,639	37,513

Basic earnings per share	$0.31	$0.26

Diluted earnings per share	$0.30	$0.26

Exhibit 2

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands)	March 31, 2004	December 31, 2003

ASSETS

Cash and cash equivalents	$19,656	$20,031
Accounts receivable, net	33,399	33,631
Deferred income taxes	2,256	1,957
Other current assets	3,710	3,613

Total current assets	59,021	59,232

Fixed assets and intangibles, net	147,323	150,256
Receivable—marketing and reservation fees	31,550	32,368
Other assets	28,049	25,416

Total assets	265,943	267,272

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of long-term debt	23,288	23,829
Other current liabilities	79,276	78,382

Total current liabilities	102,564	102,211

Long-term debt	248,050	222,823
Deferred income taxes	22,019	21,562
Other liabilities	41,738	38,863

Total liabilities	414,371	385,459

Total shareholders’ deficit	(148,428)	(118,187)

Total liabilities and shareholders’ deficit	$265,943	$267,272

Exhibit 3

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands)	Three Months Ended
	March 31, 2004	March 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$10,594	$9,687

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,534	2,759
Provision for bad debts	119	448
Non-cash stock compensation and other charges	873	402
Non-cash interest and other investment income	(285)	(88)
Equity in net income of affiliates	(186)	—

Changes in assets and liabilities:
Receivables	131	(675)
Receivable—marketing and reservation fees, net	3,366	(3,067)
Current liabilities	(1,803)	4,575
Income taxes payable/receivable and other assets	4,035	(1,109)
Deferred income taxes and other liabilities	3,145	2,771

NET CASH PROVIDED BY OPERATING ACTIVITIES	22,523	15,703

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(1,617)	(2,515)
Acquisition of Flag	—	(1,211)
Issuance of notes receivable	(612)	(1,486)
(Purchases) sales of investments, net	(1,922)	477
Other items, net	(279)	(524)

NET CASH USED IN INVESTING ACTIVITIES	(4,430)	(5,259)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from long-term debt	53,200	43,200
Principal payments of long-term debt	(28,530)	(22,260)
Purchase of treasury stock	(39,095)	(30,362)
Dividends paid	(6,861)	—
Proceeds from exercise of stock options	2,818	1,576

NET CASH USED IN FINANCING ACTIVITIES	(18,468)	(7,846)

Net change in cash and cash equivalents	(375)	2,598
Cash and cash equivalents at beginning of period	20,031	12,227

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,656	$14,825

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments during the period for:
Income taxes, net of refunds	$1,314	$7,005
Interest	$594	$1,567
Non-cash financing activities:
Declaration of dividend	$6,833	$—
Non-cash financing activities related to employee stock options exercised:
Income tax benefit realized	$1,407	$387
Treasury shares received for employee tax withholding obligations	$—	$98

Exhibit 4

CHOICE HOTELS INTERNATIONAL

SUPPLEMENTAL OPERATING INFORMATION BY BRAND

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	Three Months Ended March 31,
	2004	2003

COMFORT INN
Hotels	1,413	1,373
Rooms	111,133	108,019
Avg. Daily Rate (ADR)	$60.25	$59.65
Occupancy %	48.3%	46.3%
RevPAR	$29.08	$27.59

COMFORT SUITES
Hotels	370	352
Rooms	29,208	28,019
Avg. Daily Rate (ADR)	$70.67	$70.71
Occupancy %	54.0%	51.7%
RevPAR	$38.17	$36.55

QUALITY
Hotels	526	469
Rooms	54,562	49,406
Avg. Daily Rate (ADR)	$58.54	$59.15
Occupancy %	43.6%	41.2%
RevPAR	$25.53	$24.35

CLARION
Hotels	147	134
Rooms	22,054	20,183
Avg. Daily Rate (ADR)	$68.27	$69.27
Occupancy %	41.1%	39.7%
RevPAR	$28.05	$27.53

SLEEP
Hotels	307	301
Rooms	23,573	23,052
Avg. Daily Rate (ADR)	$54.87	$54.70
Occupancy %	48.6%	45.8%
RevPAR	$26.68	$25.06

MAINSTAY
Hotels	26	39
Rooms	2,063	3,376
Avg. Daily Rate (ADR)	$57.24	$60.33
Occupancy %	53.1%	54.5%
RevPAR	$30.39	$32.90

ECONO LODGE
Hotels	742	715
Rooms	45,887	44,401
Avg. Daily Rate (ADR)	$44.12	$43.10
Occupancy %	39.3%	38.4%
RevPAR	$17.32	$16.57

RODEWAY
Hotels	157	133
Rooms	10,879	8,501
Avg. Daily Rate (ADR)	$46.91	$44.51
Occupancy %	37.8%	36.8%
RevPAR	$17.72	$16.37

TOTAL CHOICE—DOMESTIC
Hotels	3,688	3,516
Rooms	299,359	284,957
Avg. Daily Rate (ADR)	$58.87	$58.47
Occupancy %	45.9%	44.1%
RevPAR	$27.04	$25.78
Effective Royalty Rate	4.02%	3.96%

Exhibit 5

CHOICE HOTELS INTERNATIONAL

SUPPLEMENTAL INFORMATION

CALCULATION OF FRANCHISING REVENUES

(UNAUDITED)

(In thousands)	Three Months Ended
	March 31, 2004	March 31, 2003

Franchising Revenues:

Total Revenues	$87,235	$81,556
Adjustments:
Marketing and reservation revenues	(49,311)	(47,353)
Hotel Operations	(813)	(837)

Franchising Revenues	$37,111	$33,366